Exhibit 21

THE CHUBB CORPORATION

SUBSIDIARIES OF THE REGISTRANT

     Significant subsidiaries at December 31, 2004 of The Chubb Corporation, a New Jersey Corporation, and their subsidiaries (indented), together with the percentages of ownership, are set forth below.

		Percentage
	Place of	of Securities
Company	Incorporation	Owned

Federal Insurance Company	Indiana	100%
Vigilant Insurance Company	New York	100
Pacific Indemnity Company	Wisconsin	100
Northwestern Pacific Indemnity Company	Oregon	100
Texas Pacific Indemnity Company	Texas	100
Great Northern Insurance Company	Minnesota	100
Chubb Insurance Company of New Jersey	New Jersey	100
Chubb Custom Insurance Company	Delaware	100
Chubb National Insurance Company	Indiana	100
Chubb Indemnity Insurance Company	New York	100
Executive Risk Indemnity Inc.	Delaware	100
Executive Risk Specialty Insurance Company	Connecticut	100
Quadrant Indemnity Company	Connecticut	100
CC Canada Holdings Ltd.	Canada	100
Chubb Insurance Company of Canada	Canada	100
Chubb Insurance Company of Europe, S.A.	Belgium	100
Chubb Insurance Company of Australia Limited	Australia	100
Chubb Argentina de Seguros, S.A.	Argentina	100
Chubb Atlantic Indemnity Ltd.	Bermuda	100
DHC Corporation	Delaware	100
Chubb do Brasil Companhia de Seguros	Brazil	99
Bellemead Development Corporation	Delaware	100
Chubb Capital Corporation	New Jersey	100
Chubb Financial Solutions, Inc.	Delaware	100

      Certain other subsidiaries of Chubb and its consolidated subsidiaries have been omitted since, in the aggregate, they would not constitute a significant subsidiary.